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EXHIBIT 21.2

SUBSIDIARIES OF REGISTRANT

NAME	JURISDICTION OF FORMATION
CM Intermediary, LLC	Delaware
Crown Media International, LLC	Delaware
Crown Media United States, LLC	Delaware
Crown Media Distribution, LLC	Delaware
Crown Entertainment Limited	England and Wales
Crown Media International (Singapore) Inc.	Delaware
Crown Media International (HK) Limited	Hong Kong
HEN LLC	Delaware
HEN (L) Ltd.	Labuan, Malaysia
Hallmark India Private, Limited	India
Citi TeeVee, LLC	Delaware
Doone City Pictures, LLC	Delaware
Waygoose Concerts Services, B.V.	The Netherlands
Crown Media International (Australia) Pty. Ltd.	Australia

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  EXHIBIT 21.2